AMENDMENT

This Amendment (the “Amendment”) is made and entered into on this 2nd day of October, 2017 between RBC FUNDS TRUST (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC. (the “Administrator”), a Minnesota corporation.

WHEREAS, the Trust and Administrator have entered into an Amended and Restated Administrative Services Agreement dated as of September 1, 2011, as amended and supplemented from time to time (the “Agreement”); and

WHEREAS the Trust and Administrator desire to amend the Agreement to reflect certain changes to the Funds that are party to the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1.    SCHEDULE A.    Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2.     Termination.    The Administrative Services Agreement between the parties hereto, dated as of April 16, 2004, as amended and supplemented from time to time, is hereby terminated and no longer in force.

SECTION 3.  Agreement Continuation.    The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST	RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By: /s/ Kathleen Gorman	By: /s/Carol Kuha
Name: Kathleen Gorman	Name: Carol Kuha
Title: President	Title: COO

Schedule A

Funds of RBC Funds Trust Covered By This Agreement

U.S. Government Money Market Fund

Access Capital Community Investment Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Global High Yield Fund

RBC BlueBay Diversified Credit Fund

RBC Emerging Markets Equity Fund

RBC Small Cap Value Fund

RBC Emerging Markets Small Cap Equity Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC Short Duration Fixed Income Fund

RBC Ultra-Short Fixed Income Fund

RBC Smid Cap Growth Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC Microcap Value Fund

RBC Emerging Markets Value Equity Fund